        Exhibit 99.1

AG MORTGAGE INVESTMENT TRUST SUBMITS OFFER TO ACQUIRE
WESTERN ASSET MORTGAGE CAPITAL CORPORATION FOR IMPLIED PRICE OF $9.88 PER SHARE

Financially Superior Offer with Closing Certainty Represents 18.2% Premium to WMC’s Stock

Book-for-Book Transaction Also Includes Cash Consideration to WMC Stockholders and Establishes a Company that is Meaningfully More Efficient Through Significant Cost Synergies and
Earnings Accretion Post-Close

Strong Support from MITT’s External Manager, Angelo Gordon, Through $7 Million Cash Contribution Towards Transaction

Urges WMC’s Board to Promptly Engage with MITT to Accept its Superior Proposal

NEW YORK, NY – JULY 13, 2023 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (“MITT”) today announced that it submitted a proposal to the Board of Directors of Western Asset Mortgage Capital Corporation (NYSE: WMC ) (“WMC”) to acquire WMC for a fixed exchange ratio, representing an implied price of $9.88 per share, consisting of a stock consideration of $8.90 per share and cash consideration of $0.98 per share. The offer represents an 18.2% premium to WMC’s closing share price, all based on MITT and WMC stock prices as of July 12, 2023.

Key highlights of MITT’s acquisition proposal, as noted in its letter to the WMC Board of Directors (the “WMC Board”), include:

•WMC and MITT are highly complementary businesses, creating significant business and cost synergies;
•WMC stockholders will receive a portion of the transaction consideration in cash;
•MITT’s proposal provides speed and certainty of transaction closing and avoids accelerating payment of WMC’s convertible debt;
•The proposed transaction eliminates post-closing selling pressure given MITT stockholders already have liquidity; and
•MITT’s stock trades on the NYSE with an observable value with strong support from its external manager, Angelo Gordon, a leading alternative investment firm with $73 billion of assets under management.

The full text of MITT’s letter to the WMC Board follows. A presentation with additional details regarding MITT’s offer is available at https://www.agmit.com/news-events-presentations/presentations.

July 13, 2023

Board of Directors
Western Asset Mortgage Capital Corporation
11601 Wilshire Blvd., Suite 1920
Los Angeles, CA 90025

Dear Members of the Board,

I am writing on behalf of the Board of Directors of AG Mortgage Investment Trust, Inc. (“MITT”), a publicly traded residential mortgage REIT managed by AG REIT Management, LLC, an affiliate of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), a leading $73 billion alternative investment firm. We have carefully evaluated the merits of a combination between MITT and Western Asset Mortgage Capital Corporation (“WMC”) and concluded that such a transaction would be value maximizing for the stockholders of both WMC and MITT.

Accordingly, MITT is pleased to submit this non-binding proposal to purchase WMC for an implied value of $9.88 per share, representing an 18.2% premium to WMC’s closing share price as of July 12, 2023. Notably, we are submitting our proposal following WMC’s proposed merger (the “TPT transaction”) with Terra Property Trust, Inc. (“TPT”), a non-traded REIT, which has been followed by a 10.1% decline in WMC’s share price since being announced on June 28, 2023.

We believe combining WMC with MITT would result in a focused, residential mortgage REIT with an optimized capital structure and significant growth potential and value-creating opportunities for the combined company’s stockholders. Our complementary core competences in residential mortgage credit would establish an even more efficient and competitive company. Importantly, our proposal provides closing certainty and does not accelerate WMC’s convertible notes, while also benefiting WMC stockholders, particularly given the cash consideration we describe in greater detail below, significant opportunities for cost synergies, and expected earnings accretion following the transaction’s close.

We stand ready to engage meaningfully with the WMC Board of Directors (the “WMC Board”) and request that the WMC Board properly and expeditiously evaluate our offer given its substantial benefits to all stockholders.

Key Terms of the MITT Proposal

•MITT to acquire WMC based on a book-for-book exchange, with each company’s book value adjusted for transaction expenses, pursuant to which each share of WMC common stock would be converted at closing into the right to receive:
o1.468 shares of MITT common stock pursuant to a fixed exchange ratio, subject to adjustment based on the companies’ respective transaction expenses;1 and oa cash payment from Angelo Gordon equal to the lesser of $7.0 million or approximately 9.9% of the aggregate per share merger consideration.
•If the cash consideration to WMC’s stockholders is less than $7.0 million due to the 9.9% cap, Angelo Gordon will pay the difference to MITT to benefit the combined company by offsetting transaction expenses and/or waiving expense reimbursements payable to MITT’s manager.
1 Exchange ratio is based on 6.122 million outstanding shares of WMC common stock on a fully-diluted basis.

•The pro forma combined company to pay a $7.0 million termination fee due to WMC’s external manager, the break fee, and the cost of WMC’s D&O tail insurance.
•MITT’s manager to waive $2.4 million of management fees post-close.
•MITT’s Board of Directors to be expanded to include up to two additional members from WMC’s independent directors.
•Transaction to not require any financing condition.

For illustration, based on the companies’ respective March 31, 2023 book values per share and MITT’s closing stock price as of July 12, 2023, the implied value of the equity portion of the merger consideration would be $8.90 per share and the additional cash payment would be $0.98 per share. In addition, based on the foregoing, Angelo Gordon would contribute $1.0 million to MITT to offset transaction expenses and/or waive expense reimbursements.

We are not aware of any material regulatory impediments to the proposed transaction and believe the transaction can be consummated expeditiously. A copy of our proposed merger agreement is being provided under separate cover, and we will make ourselves available immediately to discuss, negotiate, and finalize its terms.

Superior Benefits of the MITT Proposal

We believe our acquisition proposal offers WMC stockholders substantial upside, while eliminating many risks posed by the TPT transaction. Specifically:

•MITT’s stock trades on the NYSE with an observable value, while TPT’s shares are not listed and have never been valued by public markets through a stock exchange listing.
•There is no post-closing selling pressure given MITT stockholders already have liquidity.
•WMC and MITT are highly complementary businesses, eliminating any need for strategy shift and creating significant business and cost synergies.
•WMC stockholders would receive a portion of the transaction consideration in cash.
•MITT’s proposal provides speed and certainty of closing.
•MITT’s proposal avoids accelerating payment of WMC’s convertible debt.
•MITT has strong support from external manager, Angelo Gordon, a leading alternative investment firm with $73 billion of assets under management.

A Combined WMC and MITT: A Transformative Transaction

Combining WMC and MITT, two publicly traded REITs, presents a value-enhancing investment opportunity for WMC’s stockholders, which we believe is superior to the TPT transaction.

We urge the WMC Board to consider its fiduciary duty and its contractual rights under the TPT merger agreement and enter into discussions with us to finalize the terms of our proposed superior transaction. We believe doing so would be in the best interests of WMC and all WMC stockholders. Our Board of Directors and external manager have unanimously approved this non-binding proposal and are prepared to work towards an accelerated closing.

We and our advisors stand ready to engage with you and your team as quickly and intensively as possible. We are confident that we will be able to significantly enhance the value of the combined entity and generate substantial long-term value for both WMC and MITT stockholders.

We hope that the WMC Board shares our enthusiasm and look forward to a prompt and favorable reply.

Sincerely yours,

T.J. Durkin
President, CEO, and Member of the Board
AG Mortgage Investment Trust, Inc.

Piper Sandler is acting as financial advisor and Hunton Andrews Kurth LLP is acting as legal counsel to MITT in connection with the proposed transaction.

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on MITT’s website at www.agmit.com.

About Angelo, Gordon & Co., L.P.

Angelo, Gordon & Co., L.P. (“Angelo Gordon”) is a leading alternative investment firm founded in November 1988. The firm currently manages approximately $73 billion* with a primary focus on credit and real estate strategies. Angelo Gordon has over 650 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

*Angelo Gordon’s (the "firm") currently stated assets under management (“AUM”) of approximately $73 billion as of December 31, 2022 reflects fund-level asset-related leverage. Prior to May 15, 2023, the firm calculated its AUM as net assets under management excluding leverage, which resulted in firm AUM of approximately $53 billion as of December 31, 2022. The difference reflects a change in the firm’s AUM calculation methodology and not any material change to the firm’s investment advisory business. For a description of the factors the firm considers when calculating AUM, please see the disclosure linked here.

Additional Information

This communication relates to a proposal which MITT has made for an acquisition of WMC. In furtherance of this proposal and subject to future developments, MITT (and, if a negotiated transaction is agreed, WMC) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the United States Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document MITT or WMC may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF MITT AND WMC ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement or prospectus (if and when available) will be delivered to shareholders of WMC or MITT, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by MITT through the website maintained by the SEC at http://www.sec.gov.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, MITT and its directors and executive officers and other members of management and Angelo Gordon employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about MITT’s executive officers and directors in MITT’s definitive proxy statement filed with the SEC on March 22, 2023, and Annual Report on Form 10-K filed with the SEC on February 27, 2023. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender or exchange offer statements or other documents filed with the SEC if and when they become available. You may obtain free copies of these documents (if and when available) using the sources indicated above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding MITT’s offer to acquire WMC, the consideration in the proposed transaction, its expected future performance (including expected results of operations and financial guidance) and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in MITT’s most recent annual or quarterly report filed with the SEC and assumptions, risks and uncertainties relating to the proposed transaction, as detailed from time to time in MITT’s and WMC’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements made in this communication are set forth in other reports or documents that MITT may file from time to time with the SEC, and include, but are not limited to: (i) the ultimate outcome of any possible transaction between MITT and WMC, including the possibility that WMC will not respond or will reject a transaction with MITT; (ii) the risk that anticipated cost synergies and any other benefits or savings from the transaction may not be fully realized or may take longer to realize than expected; (iii) the amount and impact of the transaction expenses that will be incurred by MITT and WMC; (iv) the ability to meet any closing conditions to any possible transaction, including the necessary shareholder approvals; (v) market volatility in stock prices of MITT and WMC; and (vi) general economic conditions that are less favorable than expected. Additional risks and uncertainties related to MITT’s business are included under the headings “Forward-Looking Statements” and “Risk Factors” in MITT’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other reports and documents filed with the SEC from time to time. All forward-looking statements attributable to MITT or any person acting on MITT’s behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, MITT undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes.

Investors
AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com

Media
Jonathan Gasthalter/Amanda Shpiner
Gasthalter & Co.
212 257 4170